Exhibit 99.1

Press Release

Contact:	Kevin Heine
+1 212-635-1590
kevin.heine@bnymellon.com

BNY Mellon Announces Executive Promotions

Karen B. Peetz to become President of BNY Mellon

Timothy F. Keaney to be CEO of Investment Services

Brian T. Shea named President of Investment Services

and Head of Global Operations and Technology

NEW YORK, December 14, 2012 – BNY Mellon Chairman and Chief Executive Officer Gerald L. Hassell today announced several executive appointments designed to accelerate the company’s success as the global leader in investment management and investment services.

The following appointments will be effective Jan. 1, 2013:

Karen B. Peetz will become President of BNY Mellon. Ms. Peetz is currently Vice Chairman and Chief Executive Officer of Financial Markets & Treasury Services. As President, Ms. Peetz will lead Global Client Management, Regional Management, Treasury Services and Human Resources.

Timothy F. Keaney will be named Chief Executive Officer of Investment Services as BNY Mellon aligns its Asset Servicing, Corporate Trust, Depositary Receipts, Global Markets, Global Collateral Services, Broker-Dealer Services, and Pershing businesses under his leadership. Mr. Keaney is currently Vice Chairman and Chief Executive Officer of Asset Servicing. He will retain his Vice Chairman title.

Brian T. Shea will be named President of Investment Services and head of BNY Mellon’s Global Operations and Technology group. He will also continue in his role as Chief Executive Officer of BNY Mellon’s Pershing subsidiary and as head of Broker-Dealer and Advisor Services.

Vice Chairman Curtis Y. Arledge continues as Chief Executive Officer of Investment Management, BNY Mellon’s asset and wealth management businesses.

“Each of these executives shares a common passion for putting clients at the center of our business strategy and for delivering excellence in all that we do,” Mr. Hassell said. “Together, they will join me and our entire management team as we focus on enhancing revenue growth across all economic cycles, attracting and retaining the very best talent, and building upon BNY Mellon’s 228-year history of industry leadership.”

Ms. Peetz, Mr. Arledge and Mr. Keaney continue to report to Mr. Hassell. Mr. Shea will report to Mr. Hassell as head of Operations and Technology and to Mr. Keaney in his capacity as President of Investment Services.

Peetz joined BNY Mellon in 1998. In her current position, she oversees Treasury Services, Corporate Trust, Depositary Receipts, Pershing, Broker-Dealer Global Clearance and US Tri-Party Services. She is the chair of BNY Mellon’s Women’s Initiatives Network and in 2011 was named the most powerful woman in banking by American Banker. She serves on Pennsylvania State University’s Board of Trustees. She is on the Board of Directors for SIFMA, the Private Export Funding Corporation (PEFCO), and SunCoke

Energy. Before joining BNY Mellon, Karen spent 16 years with JPMorgan Chase in a variety of sales and business management positions.

Keaney joined the company in 2000 and currently oversees the company’s businesses that provide institutions worldwide with global custody, global fund services, foreign exchange, securities lending, transfer agency, transition management, trustee/depot bank services, offshore fund administration, benefit disbursements, performance analytics and alternative investment services. Before joining BNY Mellon, Keaney worked at Deutsche Bank where he had management responsibility for sales and client management for custody, asset administration, performance measurement, asset management, funds transfer and trade finance activities. He serves on the Board of Directors of Unum.

Shea joined Pershing in 1983 and currently heads BNY Mellon’s Broker-Dealer and Advisor Services group, which includes serving as CEO of Pershing, a leading global provider of financial business solutions to more than 1,500 institutional and retail financial organizations and independent registered investment RIAs. Mr. Shea serves on the Board of Directors of the Insured Retirement Institute and the Depository Trust & Clearing Corporation. He serves on the Board of Trustees of St. John’s University and is a member of the Board of the Tomorrow’s Hope Foundation.

BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 36 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, offering superior investment management and investment services through a worldwide client-focused team. It has $27.9 trillion in assets under custody and administration and $1.4 trillion in assets under management, services $11.6 trillion in outstanding debt and processes global payments averaging $1.4 trillion per day. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com or follow us on Twitter @BNYMellon.

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This press release contains statements that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, enhancing revenue growth and attracting and retaining talent. These forward-looking statements are based on current beliefs and assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond BNY Mellon’s control). For additional information with respect to risks and other factors that could cause BNY Mellon’s results to differ materially from those described in the forward-looking statements, see the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2011, the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012 and September 30, 2012 and its other filings with the Securities and Exchange Commission. All statements in this press release speak only as of December 14, 2012, and BNY Mellon undertakes no obligation to update any statement to reflect events or circumstances after December 14, 2012 or to reflect the occurrence of unanticipated events.